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                                                                  EXHIBIT (i)(7)




                           DRINKER BIDDLE & REATH LLP
                                ONE LOGAN SQUARE
                             18TH AND CHERRY STREETS
                           PHILADELPHIA, PA 19103-6996
                                  215-988-2700
                                FAX: 215-988-2757
                                   www.dbr.com


                                  May 11, 2001

The Galaxy Fund
4400 Computer Drive
Westborough, MA  01581-5108

Gentlemen:

                  We have acted as counsel to The Galaxy Fund, a Massachusetts business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 54 (the "Amendment") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, registering shares of beneficial interest of Class RR - Series 1, Class RR - Series 2, Class RR - Series 3, Class SS - Series 1, Class SS - Series 2, Class SS - Series 3, Class TT - Series 1, Class TT - Series 2 and Class TT - Series 3 of the Trust, all with a par value $.001 per share ( collectively, the "Shares"), representing interests in the Pennsylvania Municipal Bond Fund, Large Cap Value Fund and Large Cap Growth Fund (formerly known as the Large Cap Equity Fund), respectively. The Amendment seeks to register an indefinite number of the Shares.

                  We have reviewed the Trust's Declaration of Trust, as amended, its Code of Regulations, as amended, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have considered necessary.

                  This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. We have relied upon an opinion of Ropes & Gray, special Massachusetts counsel to the Trust, insofar as our opinion relates to matters arising under the laws of the Commonwealth of Massachusetts.

                  We have also assumed the following for this opinion:

                  1. The Shares will be issued in accordance with the Trust's Declaration of Trust, as amended, and Code of Regulations, as amended, and resolutions of the Trust's Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares.

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                  2. The Shares will be issued against consideration therefor as described in the Trust's prospectuses relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.

                  On the basis of the foregoing, it is our opinion that the Shares will be validly issued, fully paid, and non-assessable by the Trust.

                  Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Declaration of Trust provides for indemnification out of the assets of the particular class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment.


                                      Very truly yours,



                                      /s/ Drinker Biddle & Reath LLP
                                      --------------------------------
                                      DRINKER BIDDLE & REATH LLP